UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2011

ASCENT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Execution of Employment Agreement

On September 30, 2011, Ascent Capital Group, Inc. (the Corporation) and Mr. Michael R. Meyers entered into an Employment Agreement (the Employment Agreement), setting forth the terms and conditions of Mr. Meyers’ employment as Chief Financial Officer and Senior Vice President of the Corporation and Monitronics International, Inc., a wholly-owned operating subsidiary of the Corporation (Monitronics), a summary of which is set forth below.

Term. The initial term of the Employment Agreement is five years, commencing effective as of June 15, 2011.

Base Salary. Mr. Meyers’ annual base salary under the Employment Agreement is $365,000. The officer’s base salary is subject to annual review and increase in the sole discretion of the compensation committee (the Committee) of the board of directors of the Corporation.

Bonus. Mr. Meyers may receive an annual bonus, in the sole discretion of the Committee, based upon Mr. Meyers’ achievement of annually pre-established performance criteria.

Termination of Employment. Upon termination of Mr. Meyers’ employment, the Corporation will be obligated to pay him for any base salary, vacation time and business expenses, in each case, accrued or incurred but unpaid prior to the date of termination. In addition, if the Corporation terminates Mr. Meyers’ employment without “cause” or if Mr. Meyers terminates his employment for “good reason” (in each case, as defined in the Employment Agreement), the Corporation will pay to Mr. Meyers an amount equal to the sum of (a) any then unpaid bonus to which Mr. Meyers has become entitled for the calendar year prior to the year in which such termination occurs, (b) any unpaid salary, vacation time or expense reimbursement that was accrued but unpaid as of the date of termination, (c) 1.25 times Mr. Meyers’ then-current base salary, plus (d) a pro rated target bonus for the year in which termination occurs.

As a condition to receiving any such severance payment, Mr. Meyers is required to execute a release and comply with certain post-termination covenants (including as to confidentiality, non-competition and non-solicitation), but he has no duty to mitigate by seeking other employment.

Grant of Equity Award

On September 30, 2011, in connection with the execution of the Employment Agreement, the Committee granted Mr. Meyers the following long-term awards under the Ascent Media Corporation 2008 Incentive Plan:

2

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a grant of options to purchase 45,000 shares of the Corporation’s Series A Common Stock, par value $0.01 per share (Series A Stock), at an exercise price of $48.00 (which was greater than the closing market price on the grant date), with such options expiring at the close of business on December 31, 2017; and

•	a grant of 13,500 restricted shares of Series A Stock.

The options and restricted shares are subject to the following vesting schedule: Mr. Meyers will become vested as to (a) 5% of the restricted shares and options on each of March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, (b) 7.5% of the restricted shares and options on each of March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014 and (c) 12.5% of the restricted shares and options on each of March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, subject to the occurrence of specified acceleration and termination events.

Award of Cash Bonus

Mr. Meyers also received a cash bonus award of $113,715 for his performance during the period from July 1, 2010 through June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2011

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary